NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 19, 2020	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer	Senior Director,
		and Secretary	Corporate Development
MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2020

Financial Highlights – Fiscal 2020:
•Operating cash flow of $180.4 million, representing new annual Company record
•Debt reduction of $106.2 million for fiscal 2020; net debt reduction of $112.2 million

Financial Highlights – 4th Quarter:
•Sales increased to $399.1 million vs. $392.4 million a year ago
•Adjusted EBITDA increased to $64.1 million vs. $59.2 million last year
•Fourth quarter GAAP EPS of $0.24; Non-GAAP adjusted EPS of $1.11
•Debt reduction of $26.4 million during fiscal 2020 4th quarter
.
PITTSBURGH, PA, NOVEMBER 19, 2020 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its fiscal 2020 fourth quarter and fiscal year ended September 30, 2020.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated: “We had a strong finish to fiscal 2020 and we believe the Company performed very well on a consolidated basis in this difficult environment. For the current quarter, the Company reported growth in consolidated sales, adjusted EBITDA and adjusted earnings per share compared to the same quarter last year. In addition, for the fiscal year ended September 30, 2020, we generated record operating cash flow for the Company, despite the challenges of the pandemic, which allowed us to repay over $100 million of debt in fiscal 2020.

“Sales and adjusted EBITDA for the Memorialization segment were higher during the fiscal 2020 fourth quarter compared to a year ago driven by strong sales of caskets, cemetery memorial products and cremation equipment. An increase in deaths, primarily resulting from the impact of COVID-19, was the principal factor in the year-over-year sales growth. Sales for the Industrial Technologies segment were lower than a year ago, primarily reflecting lower warehouse automation sales. However, order rates for these solutions remained strong and, while COVID-19 unfavorably impacted access to customer sites to deliver these solutions during the current quarter, we are beginning fiscal 2021 with a record backlog level.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
“Although fourth quarter sales for the SGK Brand Solutions segment were lower than a year ago, we believe the segment performed well under challenging conditions. While the pandemic continued to unfavorably impact this segment, particularly in Europe and our retail-focused businesses, the U.S. brand packaging and European engineered solutions businesses reported sales growth. Many of our U.S. brand clients are in the essential food and household goods markets and energy storage opportunities continued to drive growth for our engineered solutions business. The segment also realized significant benefits from our ongoing cost reduction program.”

Fourth Quarter Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q4 FY2020	Q4 FY2019	Change	% Change
Sales	$399.1	$392.4	$6.7	1.7%
Net income (loss) attributable to Matthews	$7.4	$(71.1)	$78.5	110.4%
Diluted EPS	$0.24	$(2.28)	$2.52	110.5%
Non-GAAP adjusted net income	$34.8	$31.6	$3.2	10.1%
Non-GAAP adjusted EPS	$1.11	$1.01	$0.10	9.9%
Adjusted EBITDA	$64.1	$59.2	$4.9	8.3%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended September 30, 2020 were $399.1 million, compared to $392.4 million for the same quarter a year ago. The Company reported an increase in sales for its Memorialization segment reflecting increased sales of caskets, cemetery memorials and cremation equipment. These increases were partially offset by lower sales in the SGK Brand Solutions and Industrial Technologies segments. All segments experienced some level of impact from the global outbreak of COVID-19. Changes in foreign currency exchange rates had a favorable impact of $3.5 million on consolidated sales compared to a year ago.

Net income attributable to the Company for the quarter ended September 30, 2020 was $7.4 million, or $0.24 earnings per share, compared to net loss of $71.1 million, or $2.28 loss per share, for the same quarter last year. The fourth quarter a year ago reflected a goodwill write-down within the SGK Brand Solutions segment. On a non-GAAP adjusted basis, earnings for the fiscal 2020 fourth quarter were $1.11 per share, compared to $1.01 per share a year ago.     Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2020 fourth quarter was $64.1 million, compared to $59.2 million a year ago. These increases from the fiscal 2019 fourth quarter primarily reflected the impacts of higher consolidated sales. See reconciliation of adjusted EBITDA below.

Fiscal 2020 Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2020	YTD FY2019	Change	% Change
Sales	$1,498.3	$1,537.3	$(39.0)	(2.5)%
Net loss attributable to Matthews	$(87.2)	$(38.0)	$(49.2)	(129.4)%
Diluted EPS	$(2.79)	$(1.21)	$(1.58)	(130.6)%
Non-GAAP adjusted net income	$93.9	$104.4	$(10.5)	(10.1)%
Non-GAAP adjusted EPS	$3.01	$3.31	$(0.30)	(9.1)%
Adjusted EBITDA	$203.1	$220.9	$(17.8)	(8.1)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
Consolidated sales for the year ended September 30, 2020 were $1.50 billion, compared to $1.54 billion a year ago, representing a decrease of $39.0 million from the prior year. Fiscal 2020 reflected increased sales in the Memorialization segment offset by lower sales in the SGK Brand Solutions and Industrial Technologies segments. Changes in foreign currency rates were estimated to have an unfavorable impact of $6.9 million on fiscal 2020 consolidated sales compared to a year ago. Fiscal 2020 sales were unfavorably impacted by the global outbreak of COVID-19, which has caused some commercial impact and business disruptions in certain of the Company's segments and geographic locations.

Net loss attributable to the Company for the year ended September 30, 2020 was $87.2 million ($2.79 loss per share), compared to $38.0 million ($1.21 loss per share) for fiscal 2019. The decrease resulted from the accelerated amortization of certain discontinued trade names in the SGK Brand Solutions segment, and charges related to the Company's cost reduction program. Net loss for the current year also reflected the gain on the divestiture of the Company’s ownership interest in a pet cremation business and the unfavorable impact of a reserve for a letter of credit in connection with the incineration equipment project in Saudi Arabia. In addition, net loss for both fiscal years reflected write-downs of goodwill.

On a non-GAAP adjusted basis, earnings for the year ended September 30, 2020 were $3.01 per share, compared to $3.31 per share last year. Adjusted EBITDA for the year ended September 30, 2020 was $203.1 million, compared to $220.9 million a year ago. Changes in foreign currency rates were estimated to have an unfavorable impact of $2.3 million on adjusted EBITDA compared to last year. See reconciliation of adjusted EBITDA below.

The Company purchased approximately 174,000 shares under its repurchase program during fiscal 2020.

Outlook

Mr. Bartolacci further stated: “The uncertainties surrounding COVID-19 remain as we begin fiscal 2021 and are expected to continue to impact our operating results. However, as evidenced by our fiscal 2020 operating results, the impact of the pandemic to date has been relatively limited on a consolidated basis due to the nature of our largest businesses.

“In the Memorialization segment, the pandemic is expected to continue to impact demand for caskets and cemetery memorial products, particularly in the first half of fiscal 2021 compared to the pre-pandemic first half of fiscal 2020. For the SGK Brand Solutions segment, sales volumes for the U.S. brand packaging portion of the business have continued to remain relatively steady, particularly for packaging of consumer products such as food, cleaning products, household goods, and pharmaceuticals. European sales, particularly cylinders, continue to be unfavorably impacted by the current economic conditions, but sales of engineered solutions into the energy storage market are expected to significantly grow. Our Industrial Technologies segment has a strong backlog for our warehouse automation business, but our ability to complete projects is dependent on access to customer sites and the economy. In addition, our cost reduction program remains on track and is expected to generate additional benefits in fiscal 2021, with related implementation costs anticipated to begin to subside during the year.

“Due to COVID-19, we are continuing to suspend earnings guidance for the near future. However, due to the nature and stability of our largest businesses, we expect fiscal 2021 to be relatively steady on a consolidated basis with fiscal 2020. In addition, we will continue to emphasize operating cash flow generation in fiscal 2021.”

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
Webcast

The Company will host a conference call and webcast on Friday, November 20, 2020 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the teleconference call until Friday, December 4, 2020. To listen to the archived call, dial (412) 317-6671 and enter the conference ID number 13712763. The webcast replay will be available on the Company’s website at www.matw.com, where a transcript will also be posted once available.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,			Year Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Sales	$399,140	$392,405	1.7%	$1,498,306	$1,537,276	(2.5)%
Cost of sales	(262,815)	(249,809)	5.2%	(1,000,537)	(994,810)	0.6%
Gross profit	136,325	142,596	(4.4)%	497,769	542,466	(8.2)%
Gross margin	34.2%	36.3%		33.2%	35.3%

Selling and administrative expenses	(97,849)	(106,251)	(7.9)%	(400,040)	(408,835)	(2.2)%
Intangible amortization	(17,875)	(18,591)	(3.9)%	(71,514)	(45,756)	56.3%
Goodwill write-downs	—	(77,572)	(100.0)%	(90,408)	(77,572)	16.5%
Operating profit (loss)	20,601	(59,818)	(134.4)%	(64,193)	10,303	(723.1)%
Operating margin	5.2%	(15.2)%		(4.3)%	0.7%

Interest and other, net	(9,214)	(15,296)	(39.8)%	(42,144)	(48,386)	(12.9)%
Income (loss) before income taxes	11,387	(75,114)	115.2%	(106,337)	(38,083)	(179.2)%
Income taxes	(3,987)	3,623	(210.0)%	18,685	(806)	(2,418.2)%
Net income (loss)	7,400	(71,491)	110.4%	(87,652)	(38,889)	(125.4)%
Non-controlling interests	6	360	(98.3)%	497	901	(44.8)%
Net income (loss) attributable to Matthews	$7,406	$(71,131)	110.4%	$(87,155)	$(37,988)	(129.4)%

Earnings (loss) per share -- diluted	$0.24	$(2.28)	110.5%	$(2.79)	$(1.21)	(130.6)%

Earnings per share -- non-GAAP(1)	$1.11	$1.01	9.9%	$3.01	$3.31	(9.1)%

Dividends declared per share	$0.21	$0.20	5.0%	$0.84	$0.80	5.0%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Sales:
SGK Brand Solutions	$179,578	$185,988	$693,093	$743,869
Memorialization	177,693	162,613	656,035	636,892
Industrial Technologies	41,869	43,804	149,178	156,515
	$399,140	$392,405	$1,498,306	$1,537,276

Adjusted EBITDA:
SGK Brand Solutions	$28,836	$32,881	$90,644	$119,493
Memorialization	43,265	32,925	146,285	134,286
Industrial Technologies	7,548	8,417	22,753	24,082
Corporate and Non-Operating	(15,593)	(14,974)	(56,602)	(56,989)
Total Adjusted EBITDA(1)	$64,056	$59,249	$203,080	$220,872

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	September 30, 2020	September 30, 2019
ASSETS
Cash and cash equivalents	$41,334	$35,302
Accounts receivable, net	295,185	318,756
Inventories, net	175,100	180,274
Other current assets	63,954	49,384
Total current assets	575,573	583,716
Property, plant and equipment, net	236,788	237,442
Goodwill	765,388	846,807
Other intangible assets, net	333,498	400,650
Other long-term assets	161,386	121,988
Total assets	$2,072,633	$2,190,603

LIABILITIES
Long-term debt, current maturities	$26,824	$42,503
Other current liabilities	290,044	237,376
Total current liabilities	316,868	279,879
Long-term debt	807,710	898,194
Other long-term liabilities	336,622	293,294
Total liabilities	1,461,200	1,471,367

SHAREHOLDERS' EQUITY
Total shareholders' equity	611,433	719,236
Total liabilities and shareholders' equity	$2,072,633	$2,190,603

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Year Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(87,652)	$(38,889)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	119,058	90,793
Changes in working capital items	46,367	(12,482)
Goodwill write-downs	90,408	77,572
Other operating activities	12,266	14,089
Net cash provided by operating activities	180,447	131,083

Cash flows from investing activities:
Capital expenditures	(34,849)	(37,688)
Acquisitions, net of cash acquired	(1,000)	(11,504)
Other investing activities	33,131	(11,567)
Net cash used in investing activities	(2,718)	(60,759)

Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(126,283)	(16,038)
Purchases of treasury stock	(4,428)	(26,127)
Dividends	(26,437)	(25,620)
Other financing activities	(15,104)	(7,257)
Net cash used in financing activities	(172,252)	(75,042)

Effect of exchange rate changes on cash	555	(1,552)

Net change in cash and cash equivalents	$6,032	$(6,270)

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended September 30,		Year Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$7,400	$(71,491)	$(87,652)	$(38,889)
Income tax provision (benefit)	3,987	(3,623)	(18,685)	806
Income (loss) before income taxes	$11,387	$(75,114)	(106,337)	(38,083)
Net loss attributable to noncontrolling interests	6	360	497	901
Interest expense	7,950	9,894	34,885	40,962
Depreciation and amortization *	30,640	30,034	119,058	90,793
Acquisition costs (1)**	932	2,486	3,844	10,872
ERP integration costs (2)**	136	1,171	2,296	7,508
Strategic initiatives and other charges (3)**	8,759	10,300	33,799	13,449
Legal matter reserve (4)	—	—	10,566	—
Non-recurring / incremental COVID-19 costs (5)	2,121	—	4,655	—
Goodwill write-downs (6)	—	77,572	90,408	77,572
Net realized (gains) losses on divestitures and asset dispositions (7)	—	(612)	(11,208)	3,853
Joint Venture depreciation, amortization and interest expense (8)	—	648	4,732	1,514
Stock-based compensation	1,018	1,560	8,096	7,729
Non-service pension and postretirement expense (9)	1,107	950	7,789	3,802
Total Adjusted EBITDA	$64,056	$59,249	$203,080	$220,872
Adjusted EBITDA margin	16.0%	15.1%	13.6%	14.4%

(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs primarily associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(4) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(5) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Includes gain on divestiture of $11,208 within the Memorialization segment for the year ended September 30, 2020. Includes loss on divestiture of $2,004 and $6,469 within the Memorialization segment for the three months and fiscal year ended September 30, 2019, respectively; net gains from sale of buildings and vacant properties of $7,347 for the three months and fiscal year ended September 30, 2019; and realized loss of $4,731 for the three months and fiscal year ended September 30, 2019, respectively

(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $22,323 and $22,320 for the SGK Brand Solutions segment, $5,503 and $4,833 for the Memorialization segment, $1,451 and $1,565 for the Industrial Technologies segment, and $1,363 and $1,316 for Corporate and Non-Operating, for the three months ended September 30, 2020 and 2019, respectively. Depreciation and amortization was $87,597 and $59,684 for the SGK Brand Solutions segment, $20,527 and $19,731 for the Memorialization segment, $5,771 and $6,195 for the Industrial Technologies segment, and $5,163 and $5,183 for Corporate and Non-Operating, for the fiscal years ended September 30, 2020 and 2019, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $4,931 and $5,045 for the SGK Brand Solutions segment, and $3,953 and $5,839 for Corporate and Non-Operating, for the three months ended September 30, 2020 and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $943 for the Memorialization segment for the three months ended September 30, 2020. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $3,073 for the Industrial Technologies segment for the three months ended September 30, 2019. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $13,990 and $8,903 for the SGK Brand Solutions segment, $268 and $3,073 for the Industrial Technologies segment, and $22,985 and $19,853,for Corporate and Non-Operating, for the fiscal years ended September 30, 2020 and 2019, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $2,696 for the Memorialization segment for the fiscal year ended September 30, 2020.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,				Year Ended September 30,
	2020		2019		2020		2019
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$7,406	$0.24	$(71,131)	$(2.28)	$(87,155)	$(2.79)	$(37,988)	$(1.21)
Acquisition costs (1)	699	0.02	1,998	0.07	2,883	0.09	8,371	0.27
ERP integration costs (2)**	101	0.01	965	0.03	1,721	0.06	5,781	0.18
Strategic initiatives and other charges (3)	6,570	0.20	8,198	0.28	25,485	0.81	10,591	0.34
Legal matter reserve (4)	—	—	—	—	7,924	0.25	—	—
Non-recurring / incremental COVID-19 costs (5)	1,591	0.05	—	—	3,491	0.11	—	—
Goodwill write-downs (6)	—	—	76,316	2.42	81,861	2.63	76,316	2.42
Net realized (gains) losses on divestitures and asset dispositions (7)	—	—	(162)	—	(8,406)	(0.27)	3,232	0.10
Joint Venture depreciation, amortization and interest expense (8)	—	—	56	—	2,433	0.08	266	0.01
Non-service pension and postretirement expense (9)	830	0.03	760	0.02	5,842	0.19	2,927	0.09
Intangible amortization expense	13,407	0.43	14,586	0.47	53,636	1.72	35,232	1.12
Tax-related (10)	4,175	0.13	—	—	4,175	0.13	(300)	(0.01)
Adjusted net income	$34,779	$1.11	$31,586	$1.01	$93,890	$3.01	$104,428	$3.31

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 25% and 21.5%, for the three months ended September 30, 2020 and 2019, respectively, and 25% and 23% for the fiscal year ended September 30, 2020 and 2019, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs primarily associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.

(4) Represents a reserve established for a legal matter involving a letter of credit for a customer in Saudi Arabia within the Memorialization segment.
(5) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(6) Represents goodwill write-downs within the SGK Brand Solutions segment.
(7) Includes pre-tax gain on divestiture of $11,208 within the Memorialization segment for the year ended September 30, 2020. Includes pre-tax loss on divestiture of $2,004 and $6,469 within the Memorialization segment for the three months and fiscal year ended September 30, 2019, respectively; pre-tax net gains from sale of buildings and vacant properties of $7,347 for the three months and fiscal year ended September 30, 2019; and pre-tax realized loss of $4,731 for the three months and fiscal year ended September 30, 2019, respectively

(8) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(9) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(10) Fiscal 2020 balance represents tax-related items incurred in connection with goodwill write-downs.

Matthews International Reports Results for Fourth Quarter and Fiscal Year Ended September 30, 2020

November 19, 2020
NET DEBT RECONCILIATION (Unaudited)
(In thousands)

	September 30, 2020	September 30, 2019

Long-term debt, current maturities	$26,824	$42,503
Long-term debt	807,710	898,194
Total long-term debt	834,534	940,697

Less: Cash and cash equivalents	(41,334)	(35,302)

Net Debt	$793,200	$905,395

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